Exhibit 12.1

Computation of Ratios

Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

	Years ended December 31,
(dollar amount in thousands)	2007	2006	2005	2004	2003
Earnings:
Pretax income (loss) from continuing operations	$(55,268)	$(23,525)	$(13,889)	$3,688	$13,726
Fixed Charges	52,757	72,939	60,104	16,012	3,266
Dividends distributed to shareholders	1,826	11,524	17,256	7,605	21,565
Total Earnings	(685)	60,938	63,471	27,305	38,557

Fixed Charges:
Interest Expense	52,757	72,939	60,104	16,012	3,266
Amortized premiums & discounts related to indebtedness	-	-	-	-	-
Capitalized expenses related to indebtedness	-	-	-	-	-
Capitalized Interest	-	-	-	-	-
Preference security dividends	-	-	-	-	-
Total Fixed Charges	$52,757	$72,939	$60,104	$16,012	$3,266

Ratio of earnings to fixed charges	$(0.01)	$0.84	$1.06	$1.71	$11.81

Preference security dividends	-	-	-	-	-

Ratio of earnings to fixed charges and preference security dividends	(0.01)	0.84	1.06	1.71	11.81

Computation of Earnings to Fixed Charges

	Years ended December 31,
(dollar amount in thousands)	2007	2006	2005	2004	2003
Fixed Charges:
+ Interest Expense	$52,757	$72,939	$60,104	$16,013	$3,266
+ Capitalized Interest	-	-	-	-	-
+ Amortized premiums & discounts related to indebtedness	-	-	-	-	-
+ Capitalized expenses related to indebtedness	-	-	-	-	-
+ Interest within rent expense	-	-	-	-	-
+ Preference security dividends	-	-	-	-	-
Total Fixed Charges	52,757	72,939	60,104	16,013	3,266

Earnings:
+ Pretax income from continuing operations	(55,268)	(23,525)	(13,889)	3,688	13,726
+ Fixed Charges	52,757	72,939	60,104	16,013	3,266
+ Amortization of capitalized interest	-	-	-	-	-
+ Dividends distributed to shareholders	1,826	11,524	17,256	7,605	21,565
+ Pre-tax losses of equity investees	-	-	-	-	-
- Interest capitalized	-	-	-	-	-
- Preference security dividends of consolidated subsidiaries	-	-	-	-	-
- Minority interest in pre-tax income of subs…	-	-	-	-	-
Total Earnings	$(685)	$60,938	$63,471	$27,306	$38,557

Ratio of Earnings to Fixed Charges	(0.01)	0.84	1.06	1.71	11.80

If ratio is less than 1, disclose dollar amount of deficiency	53,442	12,001	-	-	-